Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between FIRST COMMONWEALTH FINANCIAL CORPORATION (which, together with each of its direct or indirect subsidiaries, shall be collectively referred to throughout this Agreement as “FCFC”) and R. John Previte (hereinafter referred to through out this Agreement as “Employee”), residing at 990 Harvest Lane, Indiana PA 15701 agree that:

WHEREAS, Employee has been employed with FCFC;

WHEREAS, the parties have mutually agreed upon the terms and conditions of the separation of Employee and FCFC as set forth in this Agreement; and

WHEREAS, the parties desire to set forth their agreement in writing;

NOW, THEREFORE, the parties hereto, each in consideration of the actions and promises of the other, intending to be legally bound, hereby agree as follows.

1.	Separation Date. Employee’s last date of employment will be April 30, 2011(the “Separation Date”)

2.	Separation Payments and Benefits. In accordance with Employee’s resignation and separation from employment, FCFC agrees to pay and provide the following payments and benefits to Employee, which payments and benefits exceed any payment or benefit to which Employee is otherwise entitled:

A. Separation Payment: A lump sum payment in the amount of two hundred fifty-three thousand, eight hundred thirty-five dollars and seventy-five cents ($253,835.75) less applicable federal, state, and local taxes.

B. Health Care Continuation Via COBRA: Employee will be eligible to receive continuation of group health care insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). If Employee elects to receive COBRA continuation coverage as set forth below, FCFC will pay Employee’s COBRA premiums for up to fifty-five (55) weeks after the Separation Date. Thereafter, Employee may continue to receive COBRA continuation coverage at Employee’s cost and expense for a period of up to eighteen (18) months after the Separation Date.

In order to receive health care continuation, the Employee must exercise her/his rights under COBRA by completing the appropriate COBRA forms. The COBRA forms will be sent to the Employee after the Employee’s last day worked. Employee will have up to sixty (60) days, from the later of Separation date or the date on which COBRA forms are provided to exercise her/his COBRA rights. Employee’s health care coverage will end on the Separation Date, but if Employee submits COBRA forms within the sixty (60) day period, Employee’s health care coverage will be reinstated back to the Separation Date and there will be no lapse of health care coverage. Failure to submit the completed COBRA forms within the sixty (60) day period shall result in the forfeiture of health care continuation under COBRA.

Employee may not change her/his group health care coverage from and after the Separation Date, unless a qualified family status change occurs.

If Employee declines COBRA continuation coverage, Employee will receive fifty (50) percent of the monthly premium that would have been paid by the Employer for the fifty-five (55) week separation period had she/he exercised her/his COBRA rights. In order to receive this benefit, Employee must notify Employer (in writing) that Employee does not want continuation of her/his health care coverage via COBRA.

If Employee obtains other health care coverage prior to the expiration of the fifty-five (55) week separation period, the Employee must notify the Employer (in writing) with the effective date that coverage should cease. Upon such notification, the health care coverage via COBRA will be terminated and the Employee will receive fifty (50) percent of the monthly premium that would have been paid by the Employer for the remaining portion of the fifty-five (55) week separation period.

Notwithstanding anything to the contrary in this Agreement, if FCFC changes the scope of the health insurance benefits for its employees while this Agreement is in effect, the Employee’s health insurance benefits will be subject to the same change.

C. Benefits Generally Available to Displaced Employees: In addition to the consideration described in paragraphs 2(A) and 2(B) above, Employee will also remain eligible for any other benefits or compensation to which similarly situated Employees of FCFC are eligible. These other benefits include, by way of illustration and not limitation, entitlement to vested benefits, if any, under the FCFC ESOP and the FCFC 401(k) Retirement Savings Plan, in which Employee participated prior to her/his final date of employment in accordance with the terms of the particular plan. Employee’s election to accept or reject this Agreement will not affect these other benefits except as required by plan documents. However, separation payments are not considered qualified earnings for 401(k) and ESOP contributions. Employee may not contribute any portion of any amount payable to Employee under this Agreement into FCFC’s 401(k) Plan nor will payment of any such amount generate any Employer contributions to the 401(k) and ESOP Plans.

Employee may continue to participate in voluntary benefit plans pursuant to the plan documents at the conclusion of the Employee’s active employment. Life, A.D.&D. and Long-Term Disability insurance conversion privileges will be offered at the conclusion of the Employee’s active employment. Employee will be responsible for premium payments.

D. Paid Time Off: Unused paid time off for 2011 will be paid to Employee in accordance with the FCFC Paid Time Off policy.

E. Unemployment Compensation: Employee will be permitted to apply for Unemployment Compensation benefits to the manner and extent permitted by law. Employee recognizes and understands that any and all decisions with regard to the issuance of unemployment compensation benefits are made by the Office of Employment Security solely, and not by FCFC. Employee agrees that should the Office of Employment Security deny her/his application for unemployment compensation benefits, despite the absence of an opposition submitted by FCFC, such a denial will not constitute a breach of this Agreement by FCFC.

F. Obligation to Pay Separation Payment to Beneficiary. If employee becomes deceased after the Separation Date but prior to the payment of all amounts payable under this Agreement, any unpaid amounts will be paid to Employee’s named beneficiary specified on Attachment A – Beneficiary Designation, if living, otherwise to the personal representative on behalf of or the benefit of Employee’s estate.

3.	General Release of Claims by Employee. IN CONSIDERATION for the agreements and payments set forth above:

A. Employee agrees and hereby releases FCFC and its subsidiaries, and each of their respective employees, officers, directors, shareholders, affiliates, agents, successors and assigns, including, without limitation, trustees and administrators of each employee benefit plan maintained by FCFC or any of its subsidiaries (each of the foregoing is hereinafter referred to individually as a “Released Party” and collectively as the “Released Parties”) from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, causes of actions, including any claims for attorneys’ fees and court costs (each, a “Claim,” and collectively, “Claims”) that Employee may have or claim to have against any Released Party as a result of her/his employment by, association with and separation from FCFC. Such release shall include, but not be limited to, Claims for any compensation, bonus, commissions, salaries, pensions, vacation payments or any payments of any kind, apart from those set forth above. This Release shall include a release from any and all such Claims, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imagined, actual or potential through the date of this Agreement. Employee agrees to pay for any legal fees, costs or damages incurred by any Released Party as a result of any breach of her/his promises as contained in this Agreement.

B. Without limiting the generality of the foregoing, Employee knowingly and voluntarily releases and forever discharges each Released Party of and from any and all Claims, known and unknown, suspected or unsuspected, foreseen or unforeseen, real or imagined, actual or potential, which Employee, her/his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Employee”) have or may have against such Released Party at any time prior to the date of execution of this Agreement, including, but not limited to, any alleged violation of: The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Workers Benefit Protection Act; The Fair Labor Standards Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act; The Pennsylvania Human Relations Act, as amended; The Pennsylvania Wage Payment and Collection Law, as amended; The Pennsylvania Minimum Wage Act, as amended; The Pennsylvania Equal Pay Law, as amended; The Pennsylvania Workers’ Compensation Act; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in this matter.

C. With respect to any and all Claims that Employee could potentially allege under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., Employee hereby agrees and acknowledges the following:

i.	That the terms of this Agreement constitute a release and waiver of any and all Claims Employee may have under the Age Discrimination in Employment Act through the date of this Release;

ii.	That Employee has carefully read the terms of this Agreement, has had an opportunity to consult with her/his legal counsel and fully understands the terms of the Agreement, including that it will release and waive any claim she/he may have under the Age Discrimination and Employment Act;

iii.	That this Agreement affects only those rights and claims under the Age Discrimination and Employment Act that accrued to Employee through the date of this Agreement, but not any claim which may arise after the date of this Agreement;

iv.	That this waiver and release of claims under the Age Discrimination in Employment Act are given specifically and in consideration for the promises and benefits set forth in the Agreement referred to above;

v.	That Employee is hereby advised in writing to consult with her/his attorney prior to executing this Agreement, and that Employee acknowledges that she/he has done so prior to signing this Agreement;

vi.	That Employee acknowledges that she/he has been given a period of twenty-one (21) days within which to consider the terms of this Agreement and any claims she/he may have under the Age Discrimination in Employment Act; and

vii.

That Employee understands and acknowledges that she/he has a period of seven (7) days following her/his execution of this Agreement to revoke this Agreement with respect to any claims that she/he may have under the Age Discrimination in Employment Act, and that the

Agreement shall not be enforceable under the Age Discrimination in Employment Act during this seven (7) day period with the understanding that any such revocation will release FCFC from any and all obligations it may have under any agreement existing between Employee and FCFC. Any revocation within this period must be submitted, in writing, to Carrie L. Riggle of FIRST COMMONWEALTH FINANCIAL CORPORATION and state “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Carrie L. Riggle or her designee, or mailed to Carrie L. Riggle, FIRST COMMONWEALTH FINANCIAL CORPORATION, P.O. BOX 400, INDIANA, PA 15701- 0400 and be postmarked within seven (7) days of execution of this Separation Agreement and General Release. If Employee does not advise Carrie L. Riggle, in writing that she/he revokes this Agreement within seven (7) days of her/his execution of it, she/he understands that this Agreement shall be forever effective and enforceable. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Pennsylvania, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

4.	Confidentiality. Employee recognizes and acknowledges FCFC’s interest in preventing other employees from misconstruing this Agreement as a precedent setting event creating an entitlement for them and, therefore, agrees that she/he shall keep the fact and terms of this Agreement and the negotiations leading to this Agreement completely confidential, unless required by law or Court order to do otherwise. The parties agree that this confidentiality provision is essential to the Agreement and that any breach of this provision by Employee constitutes a material breach of this Agreement.

5.	Return of Confidential Information and Documents. Employee hereby confirms that he/she has returned to FCFC all documents, memoranda, letters, correspondence, electronic mail, notes, plans, records, reports, lists and other documents, including hard and electronic copies, relating to FCFC’s business and that he/she has not retained copies of this information in any form whatsoever. If Employee subsequently discovers any such material, he/she will promptly return it to FCFC, marked to the attention of Carrie L. Riggle at the address set forth in section 3 above. Employee confirms that he/she has returned to FCFC, on or prior to the Separation Date, any and all of FCFC’s property in his/her possession, including but not limited to credit cards, security key cards, telephone cards and company identification cards.

6.	Non-Disparagement. Employee agrees that she/he will not make any disparaging statements to any current or former employee of FCFC or any of its subsidiaries, its or their clients, customers, contractors, vendors, or to the media or to any other person, about FCFC, its subsidiaries or any of their respective officers, directors or employees. A disparaging statement is any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service, quality, confidence or good character of any of these persons or entities. Employee agrees that this non-disparaging provision is a material inducement to the execution of this Agreement by FCFC and that any breach of this provision constitutes a material breach of this Agreement.

7.	Employee Cooperation. Employee agrees to cooperate with FCFC upon reasonable notice and at reasonable times, in the prosecution and defense of litigation and in related investigations and preparations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while she/he was employed by FCFC.

8.	No Re-Employment. Employee shall not apply for or accept employment now or in the future with FCFC or with any entity owned or operated by FCFC.

9.	No Admission by FCFC. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by FCFC of any liability or unlawful conduct of any kind.

10.	Amendments. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

11.	Governing Law. This Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania, and any action to enforce this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

12.	Voluntary and Knowing Execution of Agreement: Employee can read and write and acknowledges that she/he executed this Agreement and agreed to all of its terms freely, voluntarily, knowingly and in accordance with the advice and recommendations of his counsel. Employee further acknowledges and represents that she/he is under no physical or mental disability or impairment that would prevent or impair (a) her/his ability to understand this Agreement or its effects: or (b) her/his ability to enter into this Agreement knowingly or voluntarily.

To this end, having elected to execute this Separation Agreement and General Release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph two herein, Employee freely, knowingly, and voluntarily and after due consideration, enters into this Separation Agreement and General Release intending to waive, settle and release all claims Employee has or might have against Employer.

13.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that she/he has not relied on any representation, promises, or agreements of any kind made to her/him in connection with her/his decision to sign this Agreement except for those set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

April 25, 2011	/s/ R. John Previte
Date	R. John Previte

FIRST COMMONWEALTH FINANCIAL CORPORATION

April 25, 2011	By:	/s/ Carrie L. Riggle
Date		Carrie L. Riggle
SVP/Human Resources Manager
First Commonwealth Financial Corporation